UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PAR PACIFIC HOLDINGS, INC.
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PAR PACIFIC HOLDINGS, INC.
825 Town and Country Lane, Suite 1500
Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2019

Dear Stockholders:

We cordially invite you to attend our 2019 annual meeting of stockholders. The meeting will be held on Tuesday, May 7, 2019, at 8:30 a.m. (Honolulu time), at 1132 Bishop Street (24th Floor), Honolulu, Hawaii 96813. At the meeting we will:

1.    Elect the Board of Directors;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	Approve the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan; and

4.	Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Friday, March 22, 2019 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 825 Town and Country Lane, Suite 1500, Houston, Texas 77024 for the ten-day period prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

Houston, Texas
March 28, 2019

PAR PACIFIC HOLDINGS, INC.
825 Town and Country Lane, Suite 1500
Houston, Texas 77024

 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the "Board") is soliciting proxies for the 2019 annual meeting of stockholders to be held on Tuesday, May 7, 2019, at 8:30 a.m. (Honolulu time), at 1132 Bishop Street (24th Floor), Honolulu, Hawaii 96813, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Par Pacific Holdings, Inc. (the “Company” or "Par") will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of Par, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:
The Board set March 22, 2019 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder of Par at the close of business on the record date, March 22, 2019. On that date, there were 49,290,629 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What proposals will be voted on at the meeting?

A:    Three proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	The approval of the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 28, 2019 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about March 28, 2019, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:
No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors or the approval of the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for these non-routine matters unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and “FOR” the approval of the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. Par’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm or the approval of the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:    What vote is required to approve each item?

A:    The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 - Election of directors.	The ten nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 - Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares of our common stock represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 – Approval of 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares of our common stock represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:
Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

At the meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”), recommended the ten directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that the nominees possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Robert Silberman (1)	61	Chairman of the Board	2014
Melvyn Klein (1)(4)	76	Chairman Emeritus of the Board	2014
Curtis Anastasio (2)(5)	62	Director	2014
Timothy Clossey (2)(5)	60	Director	2014
L. Melvin Cooper (2)(3)	65	Director	2012
Walter Dods (3)(4)	77	Director	2015
Katherine Hatcher (3)(4)	50	Director	2019
Joseph Israel (5)	47	Director, Senior Vice President	2015
William Monteleone	35	Director, Senior Vice President and Chief Financial Officer	2012
William Pate (1)	55	Director, President and Chief Executive Officer	2014

_________________________________________________________

(1)	Member, Executive Committee of our Board of Directors.

(2)	Member, Audit Committee of our Board of Directors.

(3)	Member, Compensation Committee of our Board of Directors.

(4)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

(5)	Member, Operations and Technology Committee of our Board of Directors.

Robert Silberman has served as the Chairman of our Board of Directors since January 2019 and has served as a member of our Board of Directors since August 2014. Mr. Silberman previously served as Vice Chairman of our Board of Directors. Mr. Silberman has been Executive Chairman of the Board of Directors of Strategic Education, Inc. since May 2013, Chairman of its Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strategic Education, Inc. is an education services company, and is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman has served as a director of Covanta Holding Corporation, a publicly held international owner/operator of energy-from-waste and power generation facilities ("Covanta"), since December 2004, and serves as its Lead Director and Chairman of its Nominating and Governance Committee. Mr. Silberman has been a managing director of Equity Group Investments (“EGI”) since March 2014, and has held certain other relationships with affiliates of EGI. Previously Mr. Silberman served as President and Chief Operating Officer of CalEnergy Company, Inc., an independent energy producer and wholly-owned subsidiary of Berkshire Hathaway Inc. Mr. Silberman was appointed by President George H. W. Bush as the U.S. Assistant Secretary of the Army and is a member of the Council on Foreign Relations. Mr. Silberman holds a Bachelor of Arts degree from Dartmouth College and a master's degree from The Johns Hopkins University School of Advanced International Studies. Mr. Silberman's positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background and experience investing in and growing energy and project development businesses, as well as his experience in the public sector, combine to provide valuable insight and perspective to both the Board and management.

     Melvyn Klein has served as the Chairman Emeritus of our Board of Directors since January 2019. He was previously the Chairman of the Board since June 2014. Mr. Klein is a private investor and the founder of Melvyn N. Klein Interests and the President of JAKK Holding Corp., and was the managing general partner of the investment partnership GKH Partners, L.P. from 1987 until 2008. Mr. Klein currently serves as a member of the board of directors of Anixter International, Inc., a New York Stock Exchange listed company. Mr. Klein has been an attorney and counselor-at-law since 1968, and he is currently a member of the State Bar of Texas. Earlier in his career, he was a McKinsey & Company consultant and a senior officer of Donaldson, Lufkin and Jenrette, Inc. Mr. Klein has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Additionally, Mr. Klein was the controlling shareholder, co-founder, or a significant partner in a number of companies in several fields, including, among others, American Medical International, Inc. (subsequently merged to create Tenet Healthcare), UGHC/Arcus (subsequently sold to Koch Industries, Inc.-Flint Hills Resources, LP. and the balance merged with Iron Mountain), Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Hanover Compressor Company (subsequently merged to create Exterran Holdings Corp., which, in turn, has become Archrock, Inc. and Exterran Corporation),Cockrell Oil & Gas, L.P. (assets subsequently sold to UNOCAL), and Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy). Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector

Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. Mr. Klein received a Doctor of Jurisprudence degree from Columbia University and a Bachelor of Arts degree with Highest Honors in Economics from Colgate University. He also studied at the London School of Economics and Political Science and completed the coursework for a master’s degree at The Johns Hopkins University School of Advanced International Studies. Mr. Klein is a member of the Horatio Alger Association of Distinguished Americans, Inc., the Former Chairman of the Board of Visitors of the M.D. Anderson Cancer Center, and a member of the Philosophical Society of Texas. Mr. Klein brings to the Board leadership and extensive public Company board experience (Anixter International, Inc., Altamil Corporation, American Medical International, Inc., Hanover Compressor Company, Santa Fe Energy Resources, Inc., Devon Energy Corporation, and others), which contributes to his familiarity with current issues and assists in his identifying and addressing appropriate corporate governance practices for us. Mr. Klein’s experience and accomplishments in building businesses, including a number of industry-leading companies, is of benefit to Par. Mr. Klein's experience in senior positions within the public sector also adds to the Board's depth and perspective.

Curtis Anastasio has served as a member of our Board of Directors since June 2014. Mr. Anastasio served as the Vice Chairman of our Board of Directors from September 2014 to April 2015. He is currently the Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd., a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers, providing support to international energy companies as part of their LNG logistics chain. Appointed Executive Chairman in February 2014, Mr. Anastasio led the successful initial public offering of GasLog Partners LP in May 2014. Mr. Anastasio also serves as a founding director of The Chemours Company, a global leader in titanium technologies, fluoroproducts and chemical solutions which was spun off from DuPont effective July 1, 2015. Since January 2014, Mr. Anastasio has also been a member of the Board of Directors of the Federal Reserve Bank - Dallas, and currently serves as a member of its Audit Committee. He previously served as President and Chief Executive Officer of NuStar Energy L. P., a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and Chief Executive Officer of NuStar Energy, L.P. from the time he led the initial public offering in April 2001, until he retired from the Company on December 31, 2013. Since joining a predecessor of NuStar in 1988, he has held various positions in the upstream and downstream oil and gas industry, which have included responsibility for supply, trading, transportation, marketing, development and legal. Mr. Anastasio received a Juris Doctorate degree from Harvard Law School in 1981 and a Bachelor of Arts degree, magna cum laude, from Cornell University in 1978. After graduation, he practiced corporate law in New York City. Mr. Anastasio brings to the Board extensive experience in public companies generally, and with over 30 years of experience in the upstream and downstream oil and gas industry, invaluable industry knowledge and insight in investing and growing oil and gas businesses. Further, Mr. Anastasio brings a deep knowledge of finance and economic markets to the Board.

Timothy Clossey has served as a member of our Board of Directors since June 2014. Mr. Clossey is the President and owner of Spirit Technologies, a management coaching and engineering consulting services company.

Mr. Clossey previously served as Production Manager and Major Projects Director for BP Cherry Point. He was a consultant to the board of directors at SaltChuk Resources on merger and acquisition opportunities and a board member at Timec, Inc., where Mr. Clossey chaired the Audit Committee, organized and chaired a Special Committee of Outside Directors and served on the Compensation Committee. Mr. Clossey served in multiple positions, including most recently as President and CEO of ARCO Marine, Inc. ("ARCO"). As VP Corporate Strategic Planning, Downstream for ARCO, Mr. Clossey was responsible for strategic planning for all of ARCO’s downstream companies. As Vice President of Engineering, Technology and R&D at ARCO, his role was responsible for leading ARCO’s Engineering and Research Center in Anaheim, California. As Manager, Clean Fuels Development Task Force at ARCO, Mr. Clossey lead the reformulated gasoline research and development efforts at the Technical Center as well as served in the government relations role working with industry associations such as Western States Petroleum Association and the American Petroleum Institute, as well as all Federal and State agencies working on reformulated gasoline regulations throughout the nation. Mr. Clossey graduated from Harvard Business School with an Executive Masters of Business Administration. He received his Bachelors of Science degree in Chemical Engineering summa cum laude from Washington State University. Mr. Clossey's extensive and detailed experience in operational aspects of the petroleum refining industry provide the Board with insight into the operation, development, and growth of our businesses.

L. Melvin Cooper has been a member of our Board of Directors since August 2012. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (OTCPK: FLSS) ("Forbes"), a public Company in the energy services industry. Forbes entered into a pre-packaged Chapter 11 in January 2017 and exited in April 2017. Prior to joining Forbes in 2007, Mr. Cooper served as Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Since October 2010, Mr. Cooper has been a Director of Flotek Industries, Inc. (NYSE: FTK). In July 2016, Mr. Cooper joined the Board of Directors of SAExploration Holdings, Inc. (NASDAQ: SAEX). Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper’s extensive experience in the energy industry and in corporate governance, as well as his financial background, brings significant additional operating, financial, and management experience to the Board.

Walter Dods has served as a member of our Board of Directors since June 2015. Mr. Dods was Chairman of the Board of First Hawaiian Bank from January 2005 until his retirement in December 2008. Mr. Dods has served as Chairman of the Board of Matson, Inc., a leading provider of ocean transportation and logistics services, a position he held from January 2010 until his retirement in April 2017, and as a director of Matson, Inc. from 1989 until 2017. He also currently serves on the boards of First Hawaiian Bank (past Chairman), Hawaiian Telcom (past Chairman), Pacific Guardian Life, Pohaku Pa’a, and Servco Pacific Inc. Additionally, Mr. Dods serves on several civic and community boards throughout the State of Hawaii, including Chaminade University of Honolulu. Mr. Dods was a shareholder of Koko’oha Investments, Inc. ("Koko'oha"), which is now known as Par Hawaii, Inc., and the Chairman of the Boards of each of Koko’oha and Mid Pac Petroleum, LLC, a wholly-owned subsidiary of Koko’oha, until our acquisition of

Koko’oha in April 2015. In 2004, Mr. Dods was awarded the Order of the Rising Sun, with Gold and Silver Star, an imperial honor from the Government of Japan. Mr. Dods received a bachelor’s degree in business administration from the University of Hawaii. Mr. Dods' deep knowledge of the Hawaiian markets where we operate, ocean transportation and logistics, and the assets we acquired from Koko'oha and Mid Pac Petroleum provide the Board with experience and insight into the operation, development, and growth of our businesses. Further, his experience as a chairman or member of publicly held Company boards of directors provides the Board with knowledge of governance and other related matters.

Katherine Hatcher has been a member of our Board of Directors since January 2019. She is currently the President and Chief Operating Officer of NewQuest Properties, a privately owned, full-service company based in Houston, Texas engaged in commercial development, retail leasing, tenant representation, land brokerage, and property management. Before joining NewQuest Properties, Katherine was the president of the Gulf Coast States region for Verizon Wireless for eight years. Ms. Hatcher has been involved in and held board positions with various community organizations located in Houston, Texas, including the Greater Houston Partnership Board of Directors, MD Anderson’s Board of Visitors, Children’s Museum of Houston, the Houston Area Women’s Center, Youth About Business and Young Presidents Organization. She is also an alumna of The Center for Houston’s Future. Ms. Hatcher holds two masters degrees from the University of North Carolina at Chapel Hill, one of which is in City and Regional Planning. Ms. Hatcher provides the Board with experience and insight into the operation, development, and growth of the Company’s businesses, particularly with regard to the Company’s real property assets.

Joseph Israel has served as our Senior Vice President since October 2015, as a member of our Board of Directors since January 2015, and as our President and Chief Executive Officer from January 2015 until October 2015. Prior to joining us, Mr. Israel served as Senior Vice President of Hunt Refining Company ("Hunt") from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. ("Alon") from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received a Masters of Business Administration and a Bachelor of Arts in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford. Mr. Israel brings to the Board over 20 years of experience in the petroleum refining industry, and his in-depth knowledge of the issues, opportunities and challenges facing us provides direction and focus to the Board of Directors regarding the operation and development of our business.

William Monteleone has served as a member of our Board of Directors since August 2012 as well as on the Board of Managers of Laramie Energy since August 2012. In addition, Mr. Monteleone has served as our Senior

Vice President and Chief Financial Officer since March 2017 and previously served as our Senior Vice President of Mergers & Acquisitions from January 2015 to March 2017, and as our Chief Executive Officer from June 2013 to January 2015. Mr. Monteleone was most recently a Vice President at EGI, where he was employed from 2008 until August 2014, serving in a limited capacity from June 2013. At EGI, Mr. Monteleone was responsible for evaluating potential new investments and monitoring existing investments. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. In addition to our Board, Mr. Monteleone was previously on the Board of Directors of the following privately held companies: Wapiti Oil and Gas I, LLC, Wapiti Oil and Gas II, LLC, and Kuwait Energy Company. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor's degree. Mr. Monteleone brings to the board investment banking experience and expertise with mergers and acquisitions, which assists us with the evaluation of potential investments and acquisition opportunities.

William Pate has served as our President and Chief Executive Officer since October 2015 and as a member of our Board of Directors since December 2014. Mr. Pate was previously Co-President of EGI. Mr. Pate had been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate served as a director of Covanta from 1999 to 2016. He was the Chairman of the Board of Directors of Covanta from October 2004 through September 2005. Mr. Pate has previously served on the boards of directors of Exterran Holdings, Inc., Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals and CNA Surety Corp., as well as those of several private companies associated with EGI. Mr. Pate began his professional career at The First Boston Corporation as a financial analyst in the natural resources mergers and acquisitions group. Subsequently, he was employed as an associate at The Blackstone Group where he worked on private equity investments and merger advisory assignments. Mr. Pate holds a Juris Doctorate degree from the University of Chicago Law School and a Bachelor of Arts degree from Harvard College. Mr. Pate brings to the Board familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets. His experience as a board member of other public and private companies provides additional perspective on governance issues.

Director Independence
The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.

Based on these standards, our Board of Directors has affirmatively determined that Melvyn Klein, Robert Silberman, Curtis Anastasio, Timothy Clossey, L. Melvin Cooper, Walter Dods, and Katherine Hatcher are independent. Messrs. Anastasio, Cooper, Clossey and Dods and Ms. Hatcher have no relationship with us except as directors and stockholders, and Messrs. Klein and Silberman have only the additional relationships described below. In determining the independence of Messrs. Silberman and Klein, the Board engaged in the following analysis.

Mr. Silberman is a Managing Director of EGI and has held certain other relationships with affiliates of EGI, including membership on the investment committee of Zell Credit Opportunities Master Fund, L.P. (“ZCOF”). EGI is affiliated with ZCOF and EGI Investors L.L.C., beneficial owners of approximately 26.5% of our common stock as of March 22, 2019, as described under "Security Ownership of Certain Beneficial Owners." Additionally, certain affiliates of EGI have participated in certain of the Company’s capital markets transactions. The Board reviewed payments made by us to EGI and its affiliates within the past three years, and Mr. Silberman’s role at EGI and its affiliates. See “Certain Relationships and Related Transactions.” Mr. Silberman is also a director of Covanta, which may be an affiliate of Chai Trust Company, LLC. The Board also noted that certain directors, including Mr. Silberman and Mr. Klein, have direct and indirect relationships through other entities with other directors of the Company.

The Board determined that none of the aforementioned relationships or payments interfere with Mr. Silberman’s or Mr. Klein's independent and objective oversight of Par's management or promotion of management’s accountability to Par’s stockholders or with their exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman and Mr. Klein each qualify as an independent director under applicable SEC rules and regulations and NYSE listing standards.

 Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that it should be free to choose the Chairman of the Board in any way that seems best for Par at any given period of time. Therefore, our Board of Directors does not have a policy regarding whether the role of the Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls, tax strategy and hedging), and also oversees compliance with our Code of Business Conduct and Ethics and with applicable laws and regulations. The Compensation Committee oversees compliance with our compensation plans. The Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles and the Operations and Technology Committee oversees the Company's operational results and the development of new technologies that impact the Company. Each of the committees report to the Board regarding the areas of risk they oversee.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with the non-employee members of our Board of Directors may do so by writing to: Corporate Secretary, c/o Par Pacific Holdings, Inc., 825 Town and Country Lane, Suite 1500, Houston, Texas 77024. The Board maintains a process for handling letters received by Par and addressed to non-employee members of the Board. Under that process, our Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses profane language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of the members of the Board of Directors attended our 2018 annual meeting of stockholders.

Board and Committee Activity, Structure and Compensation
During 2018, our Board of Directors held seven meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. The Board has adopted committee charters and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our committee charters and Corporate Governance Guidelines are available on our website at www.parpacific.com. Copies may also be obtained by writing to our Corporate Secretary at our principal executive offices. There were five standing committees of the Board during 2018: the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and the Operations and Technology Committee. Committee membership and the functions of those committees are described below. In accordance with applicable SEC rules and regulations and NYSE listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Corporate Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management.

The chart below identifies directors who were members of each committee at the end of 2018, the number of meetings held by each committee during the year, the chairs of each committee and the Audit Committee financial experts.

Name	Audit	Compensation	Nominating and Corporate Governance	Operations and Technology	Executive
Robert Silberman		C	C		X
Melvyn Klein			X		C
Curtis Anastasio	C, FE			X	X
Timothy Clossey	X	X		C
L. Melvin Cooper	X, FE		X
Walter Dods		X
William Pate					X
Joseph Israel				X
2018 Meetings	Four	Four	Four	Five	Zero

C = Committee Chair
FE = Financial Expert
X = Committee Member

Audit Committee. The current members of the Audit Committee are Curtis Anastasio (Chairman), L. Melvin Cooper and Timothy Clossey, and the committee met four times during 2018. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Messrs. Anastasio and Cooper are audit committee financial experts under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and has the sole authority to approve all audit engagement fees and terms. The committee pre-approves all permitted non-auditing services to be provided by the independent auditors; discusses with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; reviews the integrity of our financial reporting process; establishes policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigates any matters pertaining to the integrity of management.

Compensation Committee. The current members of the Compensation Committee are Walter Dods (Chairman), L. Melvin Cooper and Katherine Hatcher and the committee met four times during 2018. Our Board of

Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. Each of the members of the committee is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”). The committee operates under a written charter under which the committee, among other things, has the following authority: (i) to review and approve Par's goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation; (ii) to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries; (iii) to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; (iv) to engage independent advisors to assist the members of the committee in carrying out their duties; and (v) to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement or our Annual Report on Form 10-K, as applicable.

Compensation Committee Interlocks and Insider Participation

Walter Dods, Robert Silberman and Timothy Clossey served on the Compensation Committee in 2018. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Executive Committee. The current members of the Executive Committee are Robert Silberman (Chairman), William Pate and Melvyn Klein. The committee did not meet during 2018. The committee operates under a written charter adopted by the Board. The committee is responsible for exercising the powers and duties of the Board between Board meetings and while the Board is not in session, and implementing the policy decisions of the Board, but does not have the authority to approve certain actions on behalf of the Board, including (i) filling vacancies or changing membership of the Board or any of its committees, (ii) changing the size of the Board or any of its committees, (iii) electing or removing elected officers or directors or changing their compensation, (iv) amending our certificate of incorporation or bylaws, (v) adopting an agreement providing for the merger or consolidation of Par or recommending to the stockholders the sale, lease or exchange of all or substantially all of Par’s property and assets, (vi) recommending to the stockholders a dissolution of Par or a revocation of a dissolution, (vii) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), (viii) those matters which are expressly delegated to another committee of the Board, or (ix) matters which, under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws cannot be delegated by the Board to a committee of the Board.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Melvyn Klein (Chairman), Walter Dods and Katherine Hatcher. The committee met four times during 2018. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for determining the qualifications, skills and other expertise required to be a director, identifying and recommending qualified candidates to the Board for nomination as members of the Board, recommending to the Board the corporate governance principles applicable to Par, and leading the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.

Operations and Technology Committee. The current members of the Operations and Technology Committee are Timothy Clossey (Chairman), Curtis Anastasio and Joseph Israel. The committee met five times during 2018. The Committee operates under a written charter adopted by the Board. The Committee is responsible for evaluating reports from management regarding and overseeing Company operations and technology initiatives, evaluating and overseeing key project execution and implementation, and monitoring the Company’s compliance with environmental, health and safety rules and regulations.

Director Nominations Process. In identifying candidates for positions on the Board, the Nominating and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2018, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The committee does not set specific minimum qualifications for director positions. Instead, the committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board, and ability to devote adequate time to Board duties. The committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the committee. Candidates selected by the committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the committee extends an invitation to the candidate to join the Board.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. We do not have a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our bylaws. Since our emergence from bankruptcy and except as previously provided by a stockholders agreement to which we were a party and which was terminated as of April 7, 2015, we have not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in any year, and therefore we believe that no formal policy, in addition to the provisions contained in our bylaws, concerning stockholder recommendations is needed.

Our bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than 100 days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. To be in proper written form, a stockholder’s notice regarding nominations of persons for election to the Board must set forth (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

2018 Compensation of Directors. Our three employee directors are not separately compensated for their service as directors. During 2018, our non-employee directors (other than our Chairman of the Board) received an annual cash retainer of $70,000 and an annual retainer of $90,000 paid in common stock, provided that the non-employee directors may elect, at their option, to increase the stock component of the retainer with a corresponding reduction in the cash component of the retainer. Mr. Klein served as our Chairman until January 1, 2019, when he was replaced as Chairman by Robert Silberman and became Chairman Emeritus. Our Chairman Emeritus and Chairman will each receive $270,000 in 2019, with $120,000 in cash and $150,000 in common stock. The cash component of the retainer is paid quarterly, and the stock component is paid quarterly at the beginning of the period to which the compensation relates in grants of restricted stock or restricted stock units with a one-year vesting schedule from the date of grant.

In addition, the Chairman of the Audit Committee received an additional annual retainer of $20,000 and the members of the Audit Committee (other than the Chairman) received an annual retainer of $7,500, such retainers paid quarterly in cash. The Chairman of the Compensation Committee received an annual retainer of $15,000, the Chairman of the Operations and Technology Committee received an annual retainer of $10,000 and the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $5,000. There are no fees for the members of any other committee or for attendance at meetings. Non-employee directors are eligible to participate in the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Executive Compensation - Compensation Discussion and Analysis - Non-Qualified Deferred Compensation Plan” below for a summary of the material terms of the Deferred Compensation Plan.

The following table sets forth a summary of the compensation that we paid to our non-employee directors in 2018:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock or Restricted Stock Unit Awards ($) (1)	Option Awards ($) (1)	Total ($)
Melvyn Klein (2)	$120,000	$150,000	$—	$270,000
Curtis Anastasio	$90,000	$90,000	$—	$180,000
Timothy Clossey	$87,500	$90,000	$—	$177,500
L. Melvin Cooper	$77,500	$90,000	$—	$167,500
Robert Silberman (2)	$90,000	$90,000	$—	$180,000
Walter Dods	$70,000	$90,000	$—	$160,000
_________________________________________________________

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC 718), of awards pursuant to the Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (the “2012 Long Term Incentive Plan”). Assumptions used in the calculation of these amounts are included in “Note 16- Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K filed with the SEC on March 11, 2019. All of our non-employee directors elected to receive their stock compensation for Board service in the form of restricted stock or restricted stock units with a one-year vesting period. Messrs Klein, Silberman and Dods elected to defer receipt of their vested restricted stock units until they leave Board service.

(2)
Effective January 1, 2019, Mr. Klein became Chairman Emeritus and Mr. Silberman became Board Chairman. Mr. Klein and Mr. Silberman will each receive $120,000 in cash and $150,000 in restricted stock in 2019.

2019 Compensation of Directors. In February 2019, as part of its obligation to review director compensation under its charter, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent compensation consultant, to examine the amount and composition of annual director compensation, taking into account the form and amount of annual cash and equity compensation as compared to our revised customized peer group in 2019 and our compensation philosophy and objectives. As reflected in the Meridian analysis, the compensation paid to our directors was below the median of our peer group in both cash and equity components. Despite the results of the Meridian analysis, the Compensation Committee elected not to change annual director compensation during 2019.

Vote Required

The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all ten nominees to the Board.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2019. Deloitte & Touche has served as our independent registered public accounting firm since December 6, 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte & Touche was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Par’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche. Representatives of Deloitte & Touche plan to attend the annual meeting and are expected to be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2017 and 2018 for services performed by Deloitte & Touche LLP:

	2017	2018
Audit Fees(1)	$1,935,000	$1,960,795
Audit Related Fees(2)	413,797	430,500
Tax Fees(3)	—	—
All Other Fees(4)	74,500	4,500
Total Fees	$2,423,297	$2,395,795

(1)
Audit fees are fees paid to Deloitte & Touche LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees are fees paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit of Par’s financial statements.

(4)
Other fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2018 and 2017 relate to fees for a subscription to an accounting research tool in 2018 and for an information technology security assessment and subscription to an accounting research tool in 2017.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of us while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During each of the fiscal years 2018 and 2017, our Audit Committee approved 100% of the non-audit services provided to us by our independent registered public accounting firm.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent registered public accounting firm. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par. The independent registered public accounting firm reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of Par’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Par’s system of internal control over financial reporting. Par’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of Par’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Par’s independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss the independent auditor’s opinion about the effectiveness of Par’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Par’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the PCAOB regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Deloitte & Touche’s independence, the committee considered the non-audit services provided to Par by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed Par’s audited consolidated financial statements for the fiscal year ended December 31, 2018 with management and Deloitte & Touche. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that Par’s audited consolidated financial statements be included in Par’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Curtis Anastasio, Chairman
Timothy Clossey
L. Melvin Cooper

Vote Required

The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Proposal 3

APPROVAL OF 2019 PAR PACIFIC HOLDINGS, INC.
MANAGEMENT STOCK PURCHASE PLAN

General
Stockholders are being asked to approve the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan (the “MSPP”), described below. The MSPP was adopted by our Compensation Committee and Board of Directors on February 26, 2019 and will become effective following stockholder approval at this Annual Meeting.

The MSPP is intended to provide executive management with an opportunity to receive restricted stock units (“RSUs”) by converting a portion of their cash bonus compensation into RSUs (“Deferred RSUs”) and receiving awards of matching RSUs, the amount of which are determined by the amount of compensation converted (“Matching RSUs”). A Deferred RSU and a Matching RSU each represents a right to receive one share of the Company’s common stock in the future, subject to the terms and conditions of the MSPP, including, but not limited to, vesting requirements. Shares of common stock issued pursuant to awards of Deferred RSUs and Matching RSUs will be issued from the shares reserved for issuance under the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (the “LTIP”).

We believe that the MSPP is a key retention pool that will benefit all of our stockholders. Specifically, we believe the MSPP will enable us to: (i) provide executive management with a convenient means of acquiring additional equity interests; (ii) enhance executive management’s sense of participation in the Company; and (iii) provide incentives for continued employment. The MSPP will also further align the interests of executive management with those of our stockholders through increased stock ownership.

The Board approved the MSPP based upon a recommendation of the Compensation Committee. In making its determination, the Compensation Committee and Board considered various factors, including the percentage of companies in similar industries that maintain a management stock purchase plan and the desire to align management’s interests with those of our shareholders through the use of long-term equity compensation.

Summary of the MSPP

This section summaries certain principal features of the MSPP. Stockholders are urged to read the actual text of the MSPP, which is set forth in Appendix 1 to this proxy statement and incorporated by reference herein.

Administration

The MSPP will be administered by the Compensation Committee, which will have full discretionary authority to construe and interpret the provisions of the MSPP and the power to make factual determinations under the MSPP, including the power to determine the rights or eligibility of any person and the amount of any benefits to which any participant is entitled, as well as to remedy any ambiguities, inconsistencies or omissions.

Eligibility

The employees of the Company who will eligible to participate in the MSPP are named executive officers and other management employees selected by the Compensation Committee to participate. Awards to participants under the MSPP will be subject to the terms of individual award agreements with terms deemed to be appropriate by the Compensation Committee.

Conversion of Annual Incentive Payment into Deferred RSUs

A participant will have the opportunity to elect to convert up to 100% of his or her annual incentive payment payable under the Annual Incentive Plan into Deferred RSUs. A Deferred RSU represents a right to receive a share of common stock in the future, if the participant satisfies the applicable vesting requirements (described below).

This election will need to be made by June 30 of the plan year prior to the plan year in which the annual incentive payment would otherwise be payable. The number of Deferred RSUs to be awarded to a participant will generally equal the amount of cash to be converted divided by the fair market value of a share of common stock on the conversion date (with any remainder returned to the participant in cash). This conversion will result in the deferral of the converted compensation for a period of three years or such longer period as may be permitted by the Compensation Committee.

Matching RSU Awards

In addition to receiving Deferred RSUs, upon the conversion of any portion of the participant’s annual incentive payment, the Participant will also be awarded a number of Matching RSUs equal to 30% of the amount of cash converted divided by the fair market value of a share of common stock (rounded down to the nearest whole share). A Matching RSU also represents a right to receive a share of common stock in the future, subject to satisfying the applicable vesting requirements (described below).

Vesting

Both Deferred RSUs and Matching RSUs are generally subject to vesting requirements. Unless otherwise provided in a participant’s award agreement, one-third of all Deferred RSUs and Matching RSUs will vest ratably on each of the first three anniversaries of the conversion date, provided that the Participant is employed by the Company or one of its subsidiaries or affiliates on the applicable vesting date. Vesting will generally be accelerated upon the participant’s retirement on or after age 65 or upon the participant’s death or permanent disability. Upon a participant’s termination of employment, any Deferred RSUs or Matching RSUs that have not vested (after giving effect to any applicable accelerated vesting terms) shall be immediately forfeited. If the participant’s employment is terminated for “Cause” (as defined in the LTIP), all Deferred RSUs and Matching RSUs, whether or not vested, shall be immediately forfeited.

Dividend Equivalent Rights

As dividends are declared on the Company’s common stock, awards of Deferred RSUs and Matching RSUs will generally accrue dividend equivalents that are subject to the same vesting schedules as the underlying Deferred RSUs and Matching RSUs. Payment with respect to dividend equivalents will generally be made as soon as practicable after dividends on the Company’s common stock are paid, or if later, after the dividend equivalents vest. The Compensation Committee may establish, in its discretion, any restrictions and conditions upon dividend equivalents, including their conversion into additional Deferred RSUs or Matching RSUs.

Settlement of RSUs and Delivery of Shares of Common Stock

Vested Deferred RSUs and Matching RSUs shall be settled by delivering shares of common stock to the participant as soon as practicable following the date in which the first of the following occurs: (a) the applicable deferral period (generally, three years) expires; (b) the participant dies; (c) the participant becomes permanently disabled; (d) the participant suffers an unforeseeable emergency; or (e) the participant experiences a separation from service. (“Permanently disabled,”, “unforeseeable emergency” and “separation from service” are all within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder).

In the case of a participant who is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder), the settlement of vested Deferred RSUs or Matching RSUs upon a separation from service shall not be made before the date that is six months following the separation from service (or if earlier, the date of the participant’s death).

Unsecured Obligation

Deferred RSUs and Matching RSUs shall be reflected in book entries maintained by or on behalf of the Company. The existence of such a book entry shall not create a trust of any kind, or a fiduciary relationship between the Company or the Compensation Committee and any participant. The MSPP is unfunded. Any benefits payable (including shares of common stock) will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors. No amounts will be set aside for the benefit of any participant or beneficiary. Deferred RSUs and Matching RSUs represent unsecured obligations of the Company to pay deferred compensation to a participant or his or her beneficiary at a future date.

Plan Amendment

The Company reserves the right to amend, modify or terminate the MSPP at any time by action of the Board or the Compensation Committee. In general, no amendment or termination will have a material adverse effect on a participant’s rights to amounts deferred or credited under the MSPP, without the consent of such participant.

Federal Tax Consequences

Federal Income Tax Consequences

Generally, a participant will not recognize income upon the grant of a Deferred RSU or a Matching RSU. A participant will instead be taxed at ordinary income rates on the fair market value of the unrestricted shares of common stock on the date the shares are transferred to the participant. Upon a subsequent sale of the shares of common stock received upon transfer, any difference between the net proceeds on the sale and the basis of such shares (i.e., generally the fair market value of the shares on the date of transfer) will be taxed as capital gain or loss.

To the extent a participant recognizes income in the circumstances described above, the Company will generally be entitled to a corresponding deduction.

The MSPP is intended to comply with the rules governing non-qualified deferred compensation as set forth under Section 409A of the Internal Revenue Code.

Federal Employment Taxes

In addition to federal income taxes, participants will generally be subject to federal employment taxes (i.e., Social Security and Medicare) upon the vesting of any Deferred RSUs or Matching RSUs. If the fair market value of the Deferred RSUs or Matching RSUs is properly taken into account for federal employment taxes at the time of vesting, no further federal employment taxes will be due when the shares of common stock are delivered to the participant.

Vote Required

The approval of the MSPP requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same effect as votes against this proposal. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will not affect the outcome of the vote on this proposal. For this proposal, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the approval of the MSPP.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 22, 2019 of (i) each person who is known by us to own beneficially more than five percent of our outstanding shares of common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial holders	Amount and Nature of Beneficial Ownership(1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P. (2)	13,046,376	26.5%
BlackRock Inc. (3)	4,623,320	9.4%
Whitebox Advisors, LLC (4)	2,950,990	6.0%
Directors and Named Executive Officers:

Curtis Anastasio (5)	212,071	*
Timothy Clossey (6)	71,941	*
L. Melvin Cooper (7)	23,120	*
Walter Dods (8)	112,338	*
Katherine Hatcher	1,503	*
Joseph Israel (9)	185,750	*
Melvyn Klein (10)	219,125	*
William Monteleone (11)	321,757	*
William Pate (12)	731,901	1.5%
Robert Silberman (13)	256,199	*
James Matthew Vaughn (14)	93,410	*
Jim Yates (15)	85,148	*
All directors and executive officers as a group (12 persons)	2,314,263	4.7%
_________________________________________________________
*    Denotes less than 1% beneficially owned.

(1)	Based on 49,290,629 common shares outstanding as of March 22, 2019.

(2)
Information based upon the Schedule 13D/A jointly filed with the SEC on September 26, 2016 by Zell Credit Opportunities Master Fund, L.P., Chai Trust Company, LLC, and EGI Investors, L.L.C. The address for these persons is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Chai Trust Company, LLC, an Illinois limited liability Company, is the managing member of EGI Investors L.L.C., and may be deemed to indirectly beneficially own the 877,632 shares held directly by EGI Investors, L.L.C. Chai Trust Company, LLC is the sole general partner of Zell Credit Opportunities Master Fund, L.P., and may be deemed to beneficially own the 12,168,744 shares held directly by Zell Credit Opportunities Master Fund, L.P. Chai Trust Company, LLC is controlled by a board of senior managing directors, namely, Thomas Heneghan, Robert M. Levin, Mark Sotir, Jon Wasserman, Kellie Zell, JoAnn Zell and Matthew Zell. This

board makes the decisions regarding voting and disposition of the shares on behalf of Chai Trust Company, LLC.

(3)
Information based on Schedule 13G filed with the SEC on January 31, 2019 by BlackRock Inc. (“BlackRock”). The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock has sole voting power with respect to 4,523,769 shares and sole dispositive power with respect to 4,623,320 shares.

(4)
Information based upon a Schedule 13D/A jointly filed with the SEC on February 21, 2019 by Whitebox Advisors LLC and Whitebox General Partner LLC. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Elissa Weddle, Chris Hardy, Brian Lofton, Paul Twitchell, Richard Vigilante, Robert Riepe, Kerry Manaster, Jake Mercer and Paul Roos. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante, Jake Mercer and Paul Roos. The address for these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, Minnesota 55416.

(5)	Includes 167,123 shares issuable upon the exercise of vested options.

(6)
Includes 22,666 shares issuable upon the exercise of vested options, and 1,652 restricted stock units Mr. Clossey has the right to acquire in the event he leaves Board service during the period ending sixty days after March 22, 2019.

(7)
Includes 1,652 shares of restricted stock and 7,263 restricted stock units Mr. Cooper has the right to acquire in the event he leaves Board service during the period ending sixty days after March 22, 2019.

(8)
Includes 45,270 shares issuable upon the exercise of vested options and 9,745 shares of restricted stock units Mr. Dods has the right to acquire in the event he leaves Board service during the period ending sixty days after March 22, 2019.

(9)	Includes 131,670 shares issuable upon the exercise of vested options.

(10)
Includes 165,291 shares issuable upon the exercise of vested options and 15,761 restricted stock units Mr. Klein has the right to acquire in the event he leaves Board service during the period ending sixty days after March 22, 2019.

(11)	Includes 160,146 shares issuable upon the exercise of vested options.

(12)	Includes 547,500 shares issuable upon the exercise of vested options.

(13)
Includes 186,454 shares issuable upon the exercise of vested options and 9,745 restricted stock units Mr. Silberman has the right to acquire in the event he leaves Board service during the period ending sixty days after March 22, 2019.

(14)	Includes 57,028 shares issuable upon the exercise of vested options.

(15)	Includes 50,261 shares issuable upon the exercise of vested options.

Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Pate, Israel and Monteleone, who are also members of the Board, follows the table:

Name	Age	Position
William C. Pate	55	President and Chief Executive Officer
Joseph Israel	47	Senior Vice President
William Monteleone	35	Senior Vice President and Chief Financial Officer
James Matthew Vaughn	46	Senior Vice President and General Counsel
Jim Yates	59	Senior Vice President

James Matthew Vaughn has served as our Senior Vice President and General Counsel since July 2014. Prior to joining Par, Mr. Vaughn practiced law in the corporate practice group and bankruptcy section of Porter Hedges LLP for 14 years, where he was a partner for seven years and his practice focused on corporate reorganizations and restructurings, commodities marketing, transportation, hedging and derivatives, distressed corporate acquisitions, financings and refinancings and creditors’ rights. His practice also included general civil litigation in both federal and state courts. Mr. Vaughn has been listed as one of America’s leading lawyers by Chambers USA and The Best Lawyers in America and is included in The Legal 500 GC Powerlist.  He is a fellow of the Litigation Counsel of America. Mr. Vaughn holds a bachelor’s degree from Texas A&M University and a juris doctorate from the University of Miami School of Law.

Jim Yates has served as our Senior Vice President since May 2015. From September 2007 until May 2015, Mr. Yates served as President and Chief Executive Officer of Mid Pac Petroleum, LLC, which was acquired by Par in 2015. Mr. Yates holds a bachelor's degree from the University of Oklahoma in business administration and a law degree from the University of Houston Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation program, as well as to discuss the compensation earned by our named executive officers (“Named Executive Officers”) for 2018. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our existing stock incentive plans.

Our 2018 executive compensation program was designed to align the interests of our executives with those of our stockholders through long-term stock-based awards and cash payouts linked to Company and individual performance.

Named Executive Officers
For 2018, our Named Executive Officers were:

•	William C. Pate, President and Chief Executive Officer;

•	Joseph Israel, Senior Vice President;

•	William Monteleone, Senior Vice President and Chief Financial Officer;

•	James Matthew Vaughn, Senior Vice President, General Counsel and Secretary; and

•	Jim Yates, Senior Vice President.

2018 Key Business Highlights and Compensation Actions
Compensation for 2018 was primarily driven by excellent financial performance, including the second highest annual Adjusted EBITDA in the Company’s history ($132.1 million), solid safety results, and the announcement of three large acquisitions during the year. We continue to expect that the core elements of our executive compensation program in the future will incentivize the profitable operation of our refining, retail and logistics business segments, support our ongoing acquisition strategy and encourage the creation of stockholder value. The Committee is also committed to continued enhancements in response to executive compensation trends and regulatory developments. For a reconciliation of Adjusted EBITDA to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations--Non-GAAP Performance Measures--Adjusted Net Income (Loss) and Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Our Philosophy on Executive Compensation
Our compensation philosophy is to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management's and stockholders' interests. To this end, our compensation for 2018 reflected the Company’s excellent financial performance during 2018.
Our compensation programs are generally structured to provide a balanced portfolio of both cash and equity compensation elements. Going forward, we expect that our overall compensation will involve multiple elements to deliver a total package, including cash and equity compensation components and incentives, to increase stockholder value. In addition, the Committee has and will retain discretion to make adjustments necessary to balance the overall performance of the Company and the individual performance of our executive officers such that we maintain a “pay-for-performance” philosophy.
Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. The Committee does expect over time to begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive award decisions and overall compensation decisions. The Committee generally applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executive officers, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive officer is hired or promoted. Greater relative percentages of potential compensation are at risk for the most senior executive officers to reflect their respective areas and levels of responsibility for the Company’s performance.
Consideration of Say-on-Pay Results
At our annual meeting of stockholders held in May 2018, approximately 93.3% of the votes cast on the advisory vote to approve the compensation of our Named Executive Officers were voted in favor of the proposal. The Committee believes that this affirmed our stockholders’ support for the Company’s approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote.
As set forth in the charts below, a significant percentage of the total compensation targets in 2018 for the Chief Executive Officer and the other Named Executive Officers as a group was at risk and subject to the performance of the individual officer and the Company.

CEO
25%
27%
12%
36%
Base Salary
Cash Incentive
Time-Based Equity
Performance Based Equity

NEOs other than the CEO
28%
34%
11%
27%
Base Salary
Cash Incentive
Time-Based Equity
Performance Based Equity

Our Process for Executive Compensation
The Committee oversees our executive compensation program. Each Committee member is an independent director and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.  The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each of our other executive officers.  Our Chief Executive Officer does not participate in determining his compensation. Although objective criteria may be used, the Committee retains final discretion in determining the compensation of our executive officers.  In general, the Committee makes its final award determinations based on Company performance in the first quarter following the end of each fiscal year.
In implementing and administering the Company's compensation philosophy, the Committee:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;

•	Evaluates the Company’s compensation policies compared to its peers and in the context of broader industry surveys;

•	Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and

•	Reviews the individual performance of each executive officer.
The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of independent executive compensation and legal advisors before acting.  The Committee also holds special meetings as necessary in order to perform its duties.
Role of the Chief Executive Officer
As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation).  The Committee's charter provides that our Chief Executive Officer may attend meetings at which the compensation of other Named Executive Officers is under consideration. In this capacity, the Chief Executive Officer may take the following actions:

•	Work with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;

•	Review and determine the respective corporate and individual goals and objectives for the other Named Executive Officers relevant to their compensation;

•	Provide the Committee with an evaluation of the performance of the other Named Executive Officers in light of their respective corporate and individual goals and objectives; and

•	Recommend to the Committee the compensation levels of the other Named Executive Officers.
The Committee considers the recommendations of our Chief Executive Officer, together with the review by its independent compensation consultant, in making independent determinations regarding executive compensation.
Our Chief Executive Officer frequently attends Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee's charter.
Role of Compensation Committee Consultants
The Committee engaged Meridian as its independent compensation consultant. Meridian advised the Committee in connection with (i) the review of our peer group, (ii) the review and assessment of executive compensation levels and mix, (iii) the review and assessment of executive compensation program design features, (iv) the review and assessment of the Company’s share usage and related effect on shareholder dilution and (v) review and assessment of a management stock purchase plan.   In compliance with SEC rules, the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not currently provide any services to the Company other than the services provided directly to the Committee. Billing by Meridian is provided directly to, and approved for payment by, the Committee.
Benchmarking Executive Compensation
Our philosophy emphasizes “pay for performance” with achievement of competitive objectives driving executive officer pay, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay being the product of an arms-length negotiation at the time an executive officer is hired or promoted.  At the Committee’s request, Meridian conducted a competitive review of our executive compensation program and was tasked by the Committee with updating the Company’s peer group for compensation purposes.
Customized Peer Group
As our business profile has evolved over time, the Committee has continued to re-evaluate our peer group composition. The Committee, with the advice of Meridian, reviewed the appropriateness of our existing peer group given the continued expansion of our business operations through acquisitions. In addition, the Committee considered the following criteria in reviewing and selecting peer companies: (i) revenue, (ii) market capitalization, (iii) sub-industry classification, and (iv) business model. Based on this review, the Committee retained 12 of the 17 companies included in our prior year peer group and removed the following companies for the reasons indicated: Koppers Holdings Inc. (revenue size), Methanex Corporation (sub-industry focus), Pacific Ethanol Inc. (revenue size) and Seacor Holdings (sub-industry focus). The Committee approved the addition of Crestwood Equity Partners.
The reconstituted peer group had median annual revenues of approximately $2.9 billion and median market capitalization of approximately $1.5 billion as of January 31, 2019. The following table identifies the peer group companies along with their respective GICS sub-industry classifications:

Company Name	GICS Sub-Industry
Calumet Specialty Products Partners LP	Oil and Gas Refining and Marketing
Casey’s General Stores, Inc.	Food Retail
Crestwood Equity Partners	Oil and Gas Refining and Marketing
CrossAmerica Partners LP	Oil and Gas Storage and Transportation
CVR Energy, Inc.	Oil and Gas Refining and Marketing
Delek U.S. Holdings, Inc.	Oil and Gas Refining and Marketing
Green Plains Inc.	Oil and Gas Refining and Marketing
Kraton Corporation	Specialty Chemicals
Macquarie Infrastructure Corporation	Airport Services
NuStar Energy L.P.	Oil and Gas Refining and Marketing
Renewable Energy Group, Inc.	Oil and Gas Refining and Marketing
Sprague Resources LP	Oil and Gas Storage and Transportation
Stepan Company	Specialty Chemicals
Tronox Limited	Commodity Chemicals
Par Pacific Holdings, Inc.	Oil and Gas Refining and Marketing
The peer group above was used to benchmark 2018 total compensation levels of our senior executive officers and provide a framework for 2019 total compensation decisions and structures.
Our incentive plans provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range described below. Conversely, when performance is below expectations, our plans provide the Committee the flexibility to reduce compensation below the targeted range, and to allow the Committee the discretion to reduce or eliminate certain compensation elements.
Overview of Compensation Elements
The list below summarizes the general elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided below under "2018 Compensation Structure."

•	Base salary: Base salary is determined by our philosophy, the position (e.g., skills, duties, responsibilities, etc.), market pay levels and trends, individual performance and prior salary;

•
Annual incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock and/or stock options) following the fiscal year the pay is earned based upon the Committee’s determination in their discretion of performance; and

•	Long-term incentive awards: Variable compensation payable in time-vested and/or performance-based shares of restricted stock, restricted stock units and/or stock options.
Determination of 2018 Compensation
In determining the compensation of our Named Executive Officers in 2018, the Committee considered our operating and financial performance as a whole, individual performance, market data, and management’s success in the following accomplishments:

•	Excellent financial results, including the second highest annual Adjusted EBITDA in the Company’s history ($132.1 million), which were a factor that led to cash bonuses above target;

•	Strong business execution and solid safety performance throughout the year; and

•	Three large acquisitions announced during the year.

2018 Compensation Structure
Base Salary
Base salary provides a secure fixed level of compensation in an amount that recognizes the role and responsibilities of the executive officer, as well as experience, performance and contributions. The Committee typically reviews the salaries of our Named Executive Officers annually (late in the fourth quarter or early the following year). The amount of any increase is based primarily on the named executive officer's performance, the level of his or her responsibilities and the external competitiveness of his or her base salary and overall total compensation. In addition, the Committee may review the salaries of our Named Executive Officers in connection with a promotion or other change in responsibility. The Committee's review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.
2018 Annual Incentive Plan
The 2018 annual incentive plan had the following objectives:

•	To incentivize our executive officers to achieve key financial, operational, and individual performance goals;

•	To create and sustain employee ownership in and financial rewards tied to the Company’s success;

•	To create alignment with critical success factors and core values of safety and environmental accountability; and

•	To recognize the importance of operational reliability in the Company’s financial success.

2018 Annual Incentive Target Opportunity

Named Executive Officer	Annual Incentive Target Opportunity (% of Base Salary)
William C. Pate	100.0%
Joseph Israel	75.0%
William Monteleone	75.0%
James Matthew Vaughn	50.0%
Jim Yates	75.0%

Based on achieved individual performance, a Named Executive Officer may earn between 0% and 130% of his annual incentive target.

2018 Annual Performance Measures and Achieved Performance

The Compensation Committee approved the following performance measures for the 2018 annual incentive plan (“AIP”).

•
Group Performance Component, including the safety and environmental and operational performance of the refining, retail/logistics, and corporate groups based upon the roles and responsibilities of employees;

•	Adjusted EBITDA Component; and

•	Individual Performance Component.

Safety and environmental performance measures were incorporated into the group performance component, which was added to the Adjusted EBITDA performance measure to calculate the Group Metric percentage. The Committee selected these performance measures to align pay with the Company’s financial results while also emphasizing safety and environmental performance.

Performance Measure	Description
Adjusted EBITDA Component
The Adjusted EBITDA Component is targeted at 50% of the AIP. Adjusted EBITDA is defined as Adjusted Net Income (Loss), excluding interest expense and financing costs, taxes, depreciation, depletion, and amortization, and equity losses (earnings) from Par’s 46.0% interest in Laramie Energy, LLC, excluding Par's share of unrealized loss (gain) on derivatives. Adjusted Net Income is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration costs, unrealized (gains) losses on derivatives, debt extinguishment and commitment costs, release of tax valuation allowance, inventory valuation adjustment, severance costs, impairment expense, and (gain) loss on sale of assets, our share of Laramie Energy's unrealized gain or loss on derivatives, and renewable compliance credit ("RIN") losses recorded in excess of our net RINs obligation as discussed in the Company’s financial statements.

Achievement of budgeted Adjusted EBITDA results in an Adjusted EBITDA component of 50%. This number is adjusted up or down based on actual Adjusted EBITDA relative to budget. In 2018, the Adjusted EBITDA component was 63% due to the Company’s strong financial results well in excess of budget.

Group Performance Component
The Group performance component for all of the Named Executive Officers other than Mr.Yates was measured based on (i) refining group performance in Hawaii (weighted 40%), (ii) refining group performance in Wyoming (weighted 20%), (iii) retail and logistics group performance (weighted 20%), and (iv) key corporate activities, including mergers and acquisitions, growth execution, systems development, and capital and support activities (weighted 20%).

Mr. Yates’s Group Performance was measured based on the safety and environmental (30%), cost management (20%), sales (20%), and sales optimization (30%) results of the retail marketing and logistics group.

Individual Performance Component
Individual performance component measures each Named Executive Officer’s personal contributions towards satisfaction of our strategic objectives. These strategic objectives were set based upon each Named Executive Officer’s specific job and responsibilities. Individual performance is determined on a 1 to 5 level basis, with 100% target bonus at level 3 and bonus targets ranging from a floor of 0% at level 1 and up to a maximum of 130% at level 5.

•	Group Metric = Adjusted EBITDA Component (63.0%) + Group Performance Component (48% to 50.0%).

•	Individual Metric = Individual Performance Component (100.0 to 105.0%)
The amount of each named executive officer’s bonus was then determined by the following formula:
Annual Incentive Plan Cash Bonus = Annual Base Salary x Target Percentage x Group Metric x Individual Metric

Individual targets, individual and group performance and non-equity incentive awards relating to 2018 performance for Named Executive Officers were as follows:

Name	Base Salary ($)	Annual Incentive Plan Group Metric (%)	Individual Metric (%)	Annual Incentive Plan Target (% of base salary)	2018 Non-Equity Incentive Award ($)
William C. Pate	$591,600	111.0%	100.0%	100.0%	$656,676
Joseph Israel	$484,500	111.0%	100.0%	75.0%	$403,346
William Monteleone	$382,500	111.0%	105.0%	75.0%	$334,353
Matt Vaughn	$362,100	111.0%	105.0%	50.0%	$211,014
Jim Yates	$324,635	113.0%	105.0%	75.0%	$288,885
_______________________________________________________

In February 2019, the Committee confirmed the cash incentive awards for 2018 performance in accordance with the bonus formula above as part of the annual compensation process. These cash awards were paid in the first quarter of 2019. The Committee retains the discretion to adjust the results for any given year and to increase or decrease the size of any performance-based award or payout. The Committee did not make any such adjustments in 2018.

Long-Term Incentive Plan
During 2018, the Committee granted three types of long-term incentive awards to our Named Executive Officers: restricted stock, stock options, and performance restricted stock units. The Committee determined the size of each equity grant to our Named Executive Officers based on our operating and financial performance, individual performance, and market data.
Restricted Stock
The Committee believes that the grant of time-vested restricted stock encourages retention of our Named Executive Officers and aligns the interests of our Named Executive Officers with the interests of our stockholders in creating incentives for long-term value creation. Awards of restricted stock vest ratably over a four-year period. The Committee approved the following grants of restricted stock to our Named Executive Officers in 2018:

Named Executive Officer	Restricted Stock Award ($)	Shares of Common Stock (#)
William C. Pate	$290,000	16,724
Joseph Israel	$178,125	10,272
William Monteleone	$140,625	8,110
James Matthew Vaughn	$94,666	5,459
Jim Yates	$79,567	4,589
_______________________________________________________

Stock Options

The Committee believes that the grant of stock options awards effectively aligns the interests of our Named Executive Officers with the interests of our stockholders as such awards incent our Named Executive Officers to enhance share price over the long-term. In 2018, the Committee approved the following grants of nonqualified stock options to our Named Executive Officers:

Named Executive Officer	Stock Option Award ($)	Shares of Common Stock (#) (1)
William C. Pate	$580,000	100,346
Joseph Israel	$356,250	61,635
William Monteleone	$281,250	48,659
James Matthew Vaughn	$94,667	16,378
Jim Yates	$79,568	13,766
_______________________________________________________

(1)
The number of shares of common stock subject to options was determined by the Compensation Committee on February 27, 2018 based on a value of $5.78 per option. The amounts shown do not represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 please see the “Summary Compensation Table for Fiscal Years Ended December 31, 2018, 2017, and 2016” below.

The stock option awards allow our Named Executive Officers to purchase our common stock at an exercise price of $17.34, our closing stock price on the date of grant, over an eight-year period. These awards vest ratably over a period of four years based on continued employment.
Restricted Stock Units
In 2018, the Committee approved the grant of performance restricted stock units to our Named Executive Officers. These grants are earned based on achieved performance against pre-determined financial goals set by the Committee. The Committee believes that the grant of performance restricted stock units effectively aligns the interests of our Named Executive Officers with the interests of our stockholders because the grants encourage achievement of financial goals that help to create shareholder value. If threshold performance goals are not achieved, the performance restricted stock units will expire worthless. If threshold performance goals are exceeded, up to 120% of the targeted amount of restricted stock units may be issued.

Named Executive Officer	RSU Award Value ($)	RSUs Awarded (#) (1)
William C. Pate	$289,994	16,724
Joseph Israel	$178,116	10,272
William Monteleone	$140,627	8,110
James Matthew Vaughn	$94,659	5,459
Jim Yates	$79,573	4,589
_______________________________________________________

(1)
The value of the restricted stock units was determined by the Compensation Committee on February 27, 2018 based on the NYSE closing price of our stock on such date. The amounts shown do not represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 please see the “Summary Compensation Table for Fiscal Years Ended December 31, 2018, 2017, and 2016” below.
CEO Compensation
The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, the Chief Executive Officer’s compensation is structured to be materially higher than the other named executive officers.
Retirement Benefits
The Company maintains a 401(k) plan under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Internal Revenue Code of 1986, as amended (the “Tax Code”). The Company matches 100% of each employee contribution to the 401(k) plan, up to a maximum match of 6% of each employee’s annual base compensation.
Perquisites
The Company does not currently offer perquisites to its Named Executive Officers that are not available to other employees.
Determining Benefit Levels
The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including Named Executive Officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to Company, business area or individual performance and due to the relatively short history of our Named Executive Officers with us, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Non-Qualified Deferred Compensation Plan
On February 28, 2017, the Board, upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The effective date of the Deferred Compensation Plan was March 7, 2017. The primary rationale for adopting the Deferred Compensation Plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis. No amounts were deferred under the Deferred Compensation Plan in 2018.
The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the provisions of Section 409A of the Tax Code. The Deferred Compensation Plan provides a select group of senior management employees (including our Named Executive Officers) and directors who are not employees of the Company with the opportunity to defer the receipt of certain cash compensation. The obligations of Par under the Deferred Compensation Plan will be general unsecured obligations of Par to pay deferred compensation in the future to eligible participants in accordance with the terms of the Deferred Compensation Plan from the general assets of Par. Each participant may elect to defer under the Deferred Compensation Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s bookkeeping account maintained under the Deferred Compensation Plan. With certain exceptions, deferred compensation obligations will be paid upon: (1) a fixed payment date, as elected by a participant; (2) a participant’s separation from service with Par; (3) the date of the participant’s death; or (4) the date on which a change in control occurs, as defined by the Deferred Compensation Plan. Payments under the Deferred Compensation Plan shall be made in the form of a cash lump sum.
Severance Plan for Senior Officers
On February 28, 2017, the Board, upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Severance Plan for Senior Officers (the “Severance Plan”). The effective date of the Severance Plan was March 7, 2017. The Severance Plan is designed to allow participating executives (including our Named Executive Officers) to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation, particularly during periods when substantial disruptions and distractions might otherwise prevail.
The Severance Plan generally provides certain severance benefits if a participating executive is discharged without cause or the executive submits a resignation for a good reason, as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of liability against Par, the Severance Plan provides the following payments and benefits to the executive officer:

•	Payment of one (1) year’s base annual compensation at the time of the executive’s discharge for a Qualifying Termination; and

•	Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Termination.
In addition, in the event of a Qualifying Termination during the 24-month period following a change in control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against Par, the Severance Plan provides the following payments and benefits to such executive officers instead of the payments set forth above:

•
Payment of twenty-four (24) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of the Chief Executive Officer of Par, or eighteen (18) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of any other executive;

•	Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Event; and

•	Accelerated vesting of the executive’s outstanding unvested equity awards.

Potential payments to our Named Executive Officers that relate to severance pay and termination benefits (including upon a change in control) are described below in further detail below in the section entitled “Named Executive Officer Compensation - Potential Payments upon Termination or Change in Control.”
Compensation Policies
Insider Derivative and Short-Sale Trading Restrictions
To avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the Company's securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions are intended to prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock. In addition, this policy is intended to ensure compliance with all insider trading rules relating to the Company's securities.
Return and/or Forfeiture of Performance-Based Payments or Awards
As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board of Directors will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of long-term incentive awards, and seek reimbursement of any gains realized on the exercise or vesting of long-term incentive awards attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (b) our Board of Directors or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.
Timing of Equity Awards
Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board of Director meetings.  The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.
Income Tax Consequences
Prior to the adoption of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Tax Code generally disallowed a tax deduction for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million was deductible if such compensation was “performance-based” and met other criteria as specified under Section 162(m) of the Tax Code. The Committee agrees with the premise of pay-for-performance and intended for its annual cash bonus awards in excess of $1 million to be deductible under Section 162(m) of the Tax Code. The Committee also believed and currently believes that it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Therefore, the Committee reserves the right to approve compensation amounts awarded or paid under any of our compensation programs that is not deductible under the Tax Code. Further, effective for tax years after December 31, 2017, the Tax Cuts and Jobs Act repealed the exception for performance-based compensation under Section 162(m) so that all compensation paid to covered employees beginning in 2018 in excess of $1 million will not be deductible, including post-termination and post-death payments, severance, deferred compensation and payments from non-qualified plans.
The Tax Cuts and Jobs Act also modified the definition of a covered employee to include the chief executive officer, the chief financial officer and the three highest paid executive officers other than the chief executive officer and chief financial officer. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with the Company's management and based on such review and discussions and such other matters deemed relevant and appropriate by the Committee, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2018 and through the date hereof:
COMPENSATION COMMITTEE

Walter Dods (Chair)
L. Melvin Cooper
Katherine Hatcher

Narrative Disclosure of Compensation Policies and Practices as Related to Risk Management
In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to our employees are not reasonably likely to have a material adverse effect on us and, therefore, no such disclosure is necessary.

 Named Executive Officer Compensation
Summary Compensation Table. The following table sets forth information regarding compensation earned during the last three fiscal years by our Chief Executive Officer, our Chief Financial Officer, and our other three must highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended December 31, 2018, 2017, and 2016.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED DECEMBER 31, 2018, 2017 and 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Nonequity incentive plan compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William C. Pate - President and Chief Executive Officer	2018	$591,600	$—	$579,988	$629,169	$656,676	$25,700	$2,483,133
	2017	$560,000	$—	$350,000	$422,800	$701,800	$25,200	$2,059,800
	2016	$460,000	$—	$—	$ 2,867,027 (4)	$135,000	$5,782	$3,467,809

Joseph Israel - Senior Vice President	2018	$484,500	$—	$356,233	$386,451	$403,346	$19,700	$1,650,230
	2017	$472,500	$—	$350,000	$422,800	$416,813	$19,200	$1,681,313
	2016	$460,000	$—	$—	$—	$135,000	$145,000	$740,000

William Monteleone – Senior Vice President and Chief Financial Officer	2018	$382,500	$—	$281,255	$305,092	$334,353	$1,200	$1,304,400
	2017	$372,500	$—	$250,000	$163,100	$340,313	$1,200	$1,127,113
	2016	$360,000	$—	$197,409	$80,982	$75,000	$12,000	$714,519

James Matthew Vaughn – Senior Vice President, General Counsel and Secretary	2018	$362,200	$—	$189,318	$102,690	$211,014	$18,087	$883,309
	2017	$355,000	$—	$200,000	$157,000	$214,775	$16,000	$942,775
	2016	$340,000	$—	$163,370	$69,811	$80,000	$15,345	$668,526

Jim Yates – Senior Vice President	2018	$324,635	$—	$159,147	$86,376	$288,885	$22,216	$881,259
	2017	$318,270	$—	$155,000	$96,500	$303,152	$18,188	$891,110
	2016	$309,000	$—	$121,500	$41,900	$105,000	$15,572	$592,972
_________________________________________________________

(1)
The amounts shown represent the aggregate grant date fair value for stock, option, and performance restricted stock unit awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 16 - Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K filed with the SEC on March 11, 2019.

(2)	Represents amounts of cash compensation awarded under our Annual Incentive Plan and paid to the Named Executive Officers for performance during the prior year.

(3)
Amounts paid in 2018 to each Named Executive Officer represent $1,200 paid to each Named Executive Officer other than Mr. Yates for mobile device reimbursement and, except with respect to Mr. Monteleone, matching contributions made by the Company under its 401(k) plan. Mr. Pate received $24,500, Mr. Israel received $18,500, Mr. Vaughn received $16,887, and Mr. Yates received $22,216 in 401(k) matching contributions, respectively.

(4)
Represents stock options granted to Mr. Pate in October 2015 for which shareholder approval was received in June 2016 and established the aggregate grant date fair value of the stock options under ASC 718.

Grants of Plan-Based Awards in 2018 Table. The following table sets forth certain information with respect to each grant of an award made to the Named Executive Officers in 2018 under the 2012 Long-Term Incentive Plan:

	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William C. Pate	n/a	$—	$591,600	$769,080	$—	$—	$—	—	—	$—	$—
	02/27/2018	$—	$—	$—	$—	$—	$—	—	100,346	$17.34	$629,169
	02/27/2018	$—	$—	$—	$—	$—	$—	16,724	—	$—	$289,994
	02/27/2018	$—	$—	$—	$—	$289,994	$347,993	—	—	$—	$—
Joseph Israel	n/a	$—	$363,375	$472,388	$—	$—	$—	—	—	$—	$—
	02/27/2018	$—	$—	$—	$—	$—	$—	—	61,635	$17.34	$386,451
	02/27/2018	$—	$—	$—	$—	$—	$—	10,272	—	$—	$178,116
	02/27/2018	$—	$—	$—	$—	$178,116	$213,740	—	—	$—	$—
William Monteleone	n/a	$—	$286,875	$372,938	$—	$—	$—	—	—	$—	$—
	02/27/2018	$—	$—	$—	$—	$—	$—	—	48,659	$17.34	$305,092
	02/27/2018	$—	$—	$—	$—	$—	$—	8,110	—	$—	$140,627
	02/27/2018	$—	$—	$—	$—	$140,627	$168,753	—	—	$—	$—
James Matthew Vaughn	n/a	$—	$181,050	$235,365	$—	$—	$—	—	—	$—	$—
	02/27/2018	$—	$—	$—	$—	$—	$—	—	16,378	$17.34	$102,690
	02/27/2018	$—	$—	$—	$—	$—	$—	5,459	—	$—	$94,659
	02/27/2018	$—	$—	$—	$—	$94,659	$113,591	—	—	$—	$—
Jim Yates	n/a	$—	$243,477	$316,520	$—	$—	$—	—	—	$—	$—
	02/27/2018	$—	$—	$—	$—	$—	$—	—	13,766	$17.34	$86,376
	02/27/2018	$—	$—	$—	$—	$—	$—	4,589	—	$—	$79,573
	02/27/2018	$—	$—	$—	$—	$79,573	$95,487	—	—	$—	$—
_________________________________________________________

(1)	Amounts represent possible payouts under our Annual Incentive Plan.

(2)
The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 16 - Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K filed with the SEC on March 11, 2019.

Narrative Disclosure to Summary Compensation Table. See “- Employment Agreements” for the material terms of our employment agreements and arrangements with our Named Executive Officers. See “Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and the Grant of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table sets forth certain information with respect to option and stock awards held by each Named Executive Officer as of December 31, 2018. The table does not include information regarding any equity-based awards related to 2018 performance that were granted to the Named Executive Officers in 2019.

Outstanding Equity Awards at Fiscal Year-End December 31, 2018

	Option Awards							Stock Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other righs that have not vested ($) (1)
William Pate	2/27/2018	(6)	—	—	—	$—	—	—	$—	16,724	$237,146
	2/27/2018	(2)	—	—	—	$—	—	16,724	$237,146	—	$—
	2/27/2018	(2)	—	100,346	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(6)	—	—	—	$—	—	—	$—	11,986	$169,961
	2/28/2017	(2)	—	—	—	$—	—	8,990	$127,478	—	$—
	2/28/2017	(2)	17,980	53,938	—	$14.60	2/27/2025	—	$—	—	$—
	10/12/2015	(5)	450,000	300,000	—	$21.44	10/11/2024	—	$—	—	$—
	11/14/2014	(4)	36,454	—	—	$15.24	11/13/2019	—	$—	—	$—
Joseph Israel	2/27/2018	(6)	—	—	—	$—	—	—	$—	10,272	$145,657
	2/27/2018	(2)	—	—	—	$—	—	10,272	$145,657	—	$—
	2/27/2018	(2)	—	61,635	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(6)	—	—	—	$—	—	—	$—	11,986	$169,961
	2/28/2017	(2)	—	—	—	$—	—	8,990	$127,478	—	$—
	2/28/2017	(2)	17,980	53,938	—	$14.60	2/27/2025	—	$—	—	$—
	3/13/2015	(4)	31,389	—	—	$20.07	3/12/2020	—	$—	—	$—
	1/5/2015	(2)	48,913	16,304	—	$16.17	1/4/2023	—	$—	—	$—
	1/5/2015	(2)	—	—	—	$—	—	6,957	$98,650	—	$—
William Monteleone	2/27/2018	(6)	—	—	—	$—	—	—	$—	8,110	$115,000
	2/27/2018	(2)	—	—	—	$—	—	8,110	$115,000	—	$—
	2/27/2018	(2)	—	48,659	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(6)	—	—	—	$—	—	—	$—	8,562	$121,409
	2/28/2017	(2)	—	—	—	$—	—	6,422	$91,057	—	$—
	2/28/2017	(2)	6,935	20,805	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	—	—	—	$—	—	6,307	$89,433	—	$—
	2/16/2016	(2)	9,460	9,461	—	$22.99	2/15/2024	—	$—	—	$—
	3/13/2015	(2)	—	—	—	$—	—	1,915	$27,155	—	$—
	3/13/2015	(2)	13,036	4,345	—	$20.07	3/13/2023	—	$—	—	$—

	11/20/2014	(4)	102,539	—	—	$15.12	11/19/2019	—	$—	—	$—
Jim Yates	2/27/2018	(6)	—	—	—	$—	—	—	$—	4,589	$67,072
	2/27/2018	(2)	—	—	—	$—	—	4,589	$67,072	—	$—
	2/27/2018	(2)	—	13,766	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(6)	—	—	—	$—	—	—	$—	5,308	$75,267
	2/28/2017	(2)	—	—	—	$—	—	3,981	$56,451	—	$—
	2/28/2017	(2)	4,110	12,328	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	4,893	4,894	—	$22.99	2/15/2024	—	$—	—	$—
	12/3/2015	(4)	22,635	—	—	$23.34	12/2/2020	—	$—	—	$—
	5/8/2015	(3)	—	—	—	$—	—	1,596	$22,631	—	$—
	5/8/2015	(2)	6,469	2,156	—	$23.49	5/7/2023	—	$—	—	$—
James Matthew Vaughn	2/27/2018	(6)	—	—	—	$—	—	—	$—	5,459	$77,409
	2/27/2018	(2)	—	—	—	$—	—	5,459	$77,409	—	$—
	2/27/2018	(2)	—	16,378	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(6)	—	—	—	$—	—	—	$—	6,849	$97,119
	2/28/2017	(2)	—	—	—	$—	—	5,137	$72,843	—	$—
	2/28/2017	(2)	6,678	20,034	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	—	—	—	$—	—	5,220	$74,020	—	$—
	2/16/2016	(2)	8,155	8,154	—	$22.99	2/15/2024	—	$—	—	$—
	7/03/2015	(3)	—	—	—	$—	—	2,810	$39,846	—	$—
	3/18/2015	(2)	—	—	—	$—	—	2,094	$29,693	—	$—
	3/18/2015	(2)	5,766	1,922	—	$20.91	3/17/2023	—	$—	—	$—
	3/13/2015	(2)	—	—	—	$—	—	1,649	$23,383	—	$—
	3/13/2015	(2)	4,945	1,649	—	$20.07	3/12/2023	—	$—	—	$—
	11/24/2014	(4)	13,672	—	—	$15.08	11/23/2019	—	$—	—	$—
	11/5/2014	(3)	—	—	—	$—	—	3,854	$54,650	—	$—

_________________________________________________________

(1)	Market value based on closing price of $14.18 on December 31, 2018, the last trading day of 2018.

(2)	Award has a four-year ratable vesting schedule with one-fourth of each award vesting each year on the anniversary of the grant.

(3)	Award has a five-year ratable vesting schedule with one-fifth of each award vesting each year on the anniversary of the grant.

(4)	Award has a two-year ratable vesting schedule with one-half of each award vesting each year on the anniversary of the grant.

(5)
Award vests in five equal annual installments (each such installment, a “Tranche”) beginning on October 12, 2016. The option terminates with respect to each Tranche immediately prior to the fifth anniversary of the vesting of such Tranche.

(6)	Award cliff vests or is forfeited at the end of three years based on whether the Company meets a cumulative three-year Adjusted EBITDA target.

Option Exercises and Stock Vested Table. The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
William C. Pate	—	$—	2,997	$51,009
Joseph Israel	—	$—	9,525	$174,707
William Monteleone	—	$—	12,389	$218,114
James Matthew Vaughn	—	$—	11,148	$196,476
Jim Yates	—	$—	4,554	$80,028
_________________________________________________________

(1)	Value Realized on vesting is determined based upon the Company's common stock price as of the close of business on the applicable vesting date.

Employment Agreements. We have an employment agreement with William Pate and with Joseph Israel. We have “at will” employment arrangements with the other Named Executive Officers employed by the Company as of December 31, 2018. The material terms and conditions of each of the employment agreements and the employment arrangements are summarized below.

William C. Pate, Chief Executive Officer
On October 12, 2015, the Company entered into an employment offer letter with Mr. Pate, pursuant to which he was hired as our President and Chief Executive Officer effective October 20, 2015. Under the terms of the letter, Mr. Pate was entitled to receive an annual base salary of $450,000 paid in accordance with Company payroll practices. Mr. Pate’s annual base salary in 2018 was $591,600. Mr. Pate is eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Joseph Israel, Senior Vice President

The Company entered into an employment offer letter with Mr. Israel effective January 5, 2015. Under the terms of the letter, Mr. Israel was entitled to receive an annual base salary of $475,000 paid in accordance with the Company's payroll practices. Mr. Israel’s annual base salary in 2018 was $484,500. Mr. Israel is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

William Monteleone, Senior Vice President and Chief Financial Officer

On September 25, 2013, we entered into an “at will” employment arrangement with William Monteleone. Under the terms of the letter, Mr. Monteleone was entitled to receive an annual base salary of $350,000 paid in accordance with the Company's payroll practices. Mr. Monteleone’s annual base salary in 2018 was $382,500. Mr. Monteleone is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

James Matthew Vaughn, Senior Vice President and General Counsel

On July 28, 2014, we entered into an “at will” employment arrangement with James Matthew Vaughn. Under the terms of the letter, Mr. Vaughn was entitled to receive an annual base salary of $300,000 paid in accordance with the Company's payroll practices. Mr. Vaughn’s annual base salary in 2018 was $362,200. Mr. Vaughn is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Jim Yates, Senior Vice President

On March 10, 2015, we entered into an “at will” employment arrangement with Jim Yates, our Senior Vice President. During 2018, Mr. Yates received an annual base salary of $324,635 paid in accordance with the Company's payroll practices. In the event of the termination of Mr. Yates' employment by the company without cause or by Mr. Yates for certain specified reasons, and provided that Mr. Yates delivers an effective release in favor of the Company and complies with restrictive covenants and obligations to the Company, Mr. Yates will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards. Mr. Yates is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Potential Payments upon Termination or Change in Control

 The following tables further describe the benefits and potential payments upon termination or a change in control for our Named Executive Officers as of December 31, 2018. Certain shares of restricted stock, options and performance restricted stock units granted to our Named Executive Officers under the 2012 Long-Term Incentive Plan will automatically vest in their entirety upon certain events such as a change of control or a termination of their employment due to death, disability or without cause. Messrs. Pate, Israel, and Yates are entitled to severance pay and certain termination benefits pursuant to their employment agreements with us. Additionally, our Named Executive Officers (other than Mr. Yates, who receives similar benefits pursuant to his employment arrangement) would be entitled to certain payments under our Severance Plan to the extent such payments are not set forth in their employment arrangement with us in the event of a termination of their employment due to death, disability, a change in control or termination without cause.

Name (1) (2) (3)	Termination For Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($) (4)	Retirement ($)	After a Change in Control ($)
William C. Pate - President and Chief Executive Officer
Salary continuation	$591,600	$—	$591,600	$550,000	$—	$887,400
Average 3-year bonus	$497,825	$—	$497,825	$497,825	$—	$497,825
Restricted Stock (Unvested and Accelerated)	$—	$—	$364,610	$364,610	$—	$364,610
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$407,115
Joseph Israel – Senior Vice President
Salary continuation	$484,500	$—	$484,500	$1,300,000	$—	$726,750
Average 3-year bonus	$318,386	$—	$318,386	$318,386	$—	$318,386
Restricted Stock (Unvested and Accelerated)	$—	$—	$371,771	$371,771	$—	$371,771
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Performance Restricted Stock Units (Unvested and Accelerated (5)	$—	$—	$—	$—	$—	$315,626
William Monteleone – Senior Vice President and Chief Financial Officer
Salary continuation	$382,500	$—	$382,500	$550,000	$—	$573,750
Average 3-year bonus	$249,889	$—	$208,438	$208,438	$—	$208,438
Restricted Stock (Unvested and Accelerated)	$—	$—	$322,645	$322,645	$—	$322,645
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$236,402
James Matthew Vaughn – Senior Vice President, General Counsel and Secretary
Salary continuation	$362,100	$—	$362,100	$720,000	$—	$543,150
Average 3-year bonus	$232,707	$—	$232,707	$232,707	$—	$232,707
Restricted Stock (Unvested and Accelerated)	$—	$—	$361,094	$361,094	$—	$361,094
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$174,535
Jim Yates – Senior Vice President
Salary continuation	$324,635	$—	$324,635	$—	$—	$324,635
Average 3-year bonus	$232,346	$—	$232,346	$—	$—	$232,346
Restricted Stock (Unvested and Accelerated)	$—	$—	$190,409	$190,409	$—	$190,409
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$140,339
_________________________________________________________

(1)
For purposes of this analysis, Par assumed the effective date of termination is the last business day of 2018 and that the price per share of our common stock on the date of termination is $14.18, the closing price on December 31, 2018, the last trading day of 2018.

(2)	For purposes of valuing the stock options, we assumed the stock options were exercised on December 31, 2018.

(3)
Pursuant to the terms of the 2012 Long-Term Incentive Plan and incentive agreements thereunder with respect to restricted stock during periods prior to January 1, 2016, under “Involuntary Not for Cause Termination,” “Death or Disability” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock and unvested stock options will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Beginning in 2016, we no longer grant equity awards without a “double trigger” vesting upon a change in control, meaning that payment of the benefit is not awarded unless the executive's employment is terminated by the Company without cause or by the executive upon certain enumerated changes in his or her employment terms (as specified in the applicable agreement or plan) within a specified period following the change of control transaction.

(4)	Amounts would be paid pursuant to the Company’s Long-Term Disability Policy and, with respect to Mr. Israel and Mr. Vaughn, the Company’s Supplemental Disability Policy.

(5)	Amounts reflect performance restricted stock units issued at 100% of the targeted amount.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,230,586	$19.27	2,293,809
Equity compensation plans not approved by security holders	—	$—	—
Total	2,230,586	$19.27	2,293,809
________________________________________________________

(1)	Includes shares subject to options outstanding under the 2012 LTIP.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee (based on annual total compensation of our employees other than Mr. Pate and the Par West employees referenced below) and the annual total compensation of William Pate, our

President and Chief Executive Officer. The pay ratio calculated for 2018 by the Company is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies. In 2018, Mr. Pate’s annual total compensation was $2,483,133 and the annual total compensation of our median employee (other than Mr. Pate and the Par West employees referenced below) was $45,544, resulting in a ratio of 54.5.

2018 CEO Pay Ratio Methodology

To determine our median employee in 2018, we identified approximately 1,200 employees (other than Mr. Pate and the Par West employees referenced below) who were employed by the Company on the last day of the fourth quarter of 2018 (December 31, 2018) and received a 2018 Form W-2 from the Company. To identify median employee total compensation and for purposes of determining the compensation paid to the employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on each employee’s 2018 Form W-2. We did not annualize the compensation of anyone who was employed by us for only part of the year.

The Company determined that this method was the most straightforward, consistent, and administratively efficient way to base this analysis. Par generally does not employ seasonal or temporary workers and, therefore, they did not have a significant impact on our employee population or the median total compensation calculation and no annualizing adjustments were made by the Company. This analysis excludes approximately seventy-five employees who were hired in connection with the Company’s acquisition of a subsidiary of Island Energy Services on December 19, 2018 (the “Par West employees”). Par does not have any employees located in a jurisdiction outside the United States.

Using this methodology, we determined the Company’s “median employee.” Once we made this determination, we then determined the median employee’s annual total compensation in the same manner that we determined the annual total compensation of our named executive officers for purposes of the Summary Compensation Table.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

Relationships with Other Affiliates

Mr. Pate and Mr. Monteleone each own a small number of limited partner interests in ZCOF. Additionally, Mr. Silberman and Mr. Pate serve as members of the Investment Committee of the Board of Directors of ZCOF.

Services Agreement

On September 17, 2013 (but effective January 1, 2013), we entered into a letter agreement (the “Services Agreement”) with EGI. Pursuant to the Services Agreements, EGI agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreement, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s services under the Services Agreement. In consideration of the services provided by EGI under the Services Agreement, we agreed to indemnify them for certain losses incurred by them relating to or arising out of the Services Agreement or the services provided thereunder. The Services Agreement has a term of one year and will be automatically extended for successive one-year periods unless terminated by either party at least 60 days prior to any extension date. We did not incur any costs related to our Services Agreement with EGI during 2018.

Warrant Issuance Agreement

Certain of our stockholders who were lenders under our former delayed draw term loan credit agreement received warrants exercisable for shares of common stock in connection with such loan. The warrants were issued on August 31, 2012. Subject to the warrant issuance agreement, the holders are entitled to purchase shares of common stock upon exercise of the warrants at an exercise price of $0.10 per share of common stock, subject to certain adjustments from time to time as provided in the warrant issuance agreement. The warrants expire on the earlier of (i) August 31, 2022 or (ii) the occurrence of certain merger or consolidation transactions specified in the warrant issuance agreement. A holder may exercise the warrants by paying the applicable exercise price in cash or on a cashless basis. The number of shares of our common stock issuable upon exercise of the warrants and the exercise prices of the warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock. Additionally, in the case of any reclassification or capital reorganization of the capital stock of the Company, the holder of each warrant outstanding immediately prior to the occurrence of such reclassification or reorganization will have the right to receive upon exercise of the applicable warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such warrant had been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: Melvyn Klein was late in filing four Form 4s disclosing four transactions; Robert Silberman was late in filing four Form 4s disclosing four transactions; Curtis Anastasio was late in filing four Form 4s disclosing four transactions; Timothy Clossey was late in filing five Form 4s disclosing five transactions; L. Melvin Cooper was late in filing four Form 4s disclosing four transactions; Walter Dods was late in filing four Form 4s disclosing four transactions; William Pate was late in filing two Form 4s disclosing two transactions; William Monteleone was late in filing four Form 4s disclosing four transactions; Joseph Israel was late in filing three Form 4s disclosing three transactions; James Matthew Vaughn was late in filing five Form 4s disclosing five transactions; and Jim Yates was late in filing one Form 3.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2018, our Quarterly Reports on Form 10-Q and other information are available on our website (www.parpacific.com) and may also be obtained by calling (832) 916-3396 or writing to the address below:

PAR PACIFIC HOLDINGS, INC.
Investor Relations
825 Town & Country Lane, Suite 1500
Houston, Texas 77024

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2020 annual meeting of stockholders you must deliver a copy of your proposal to Par’s Secretary at our principal executive offices at 825 Town & Country Lane, Suite 1500, Houston, Texas, 77024 no later than November 29, 2019. If the date of Par’s 2020 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2019 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If you intend to present a proposal at our 2020 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2020 Proxy Statement, you must deliver a copy of your proposal, which must contain certain information specified in our Bylaws, to Par’s Secretary at our principal executive offices listed above not less than 90 days nor more than 120 days prior to the date of 2020 annual meeting of stockholders, provided that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, your notice must be received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the 2020 annual meeting was made. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,

James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

March 28, 2019

Appendix 1

2019 PAR PACIFIC HOLDINGS INC.
MANAGEMENT STOCK PURCHASE PLAN
1.ESTABLISHMENT OF PLAN; PURPOSE. This 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan (this “MSPP”) was adopted by the Board of Directors (the “Board”) of Par Pacific Holdings, Inc. (the “Company”) on February 26, 2019. This MSPP is intended to provide executive management of the Company with the opportunity to convert a portion of their cash bonus compensation and to align management and shareholder interests through awards of restricted stock units (“Restricted Stock Units” or “RSUs”) under Section 8.1(a) of the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (the “LTIP”).
2.    ELIGIBILITY; PARTICIPATION; ADMINISTRATION.
2.1    Eligibility. An employee of the Company shall be eligible to participate in this MSPP if the employee is (i) a “named executive officer” (as defined in Item 402(a) of Regulation S-K of the Securities Act of 1933, as amended) and/or (ii) is a member of a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Secruity Act of 1974, as amended and selected by the Committee (as defined below) to participate (each such employee who elects to convert AIP (as defined below) pursuant to this MSPP is referred to herein as a “Participant”).
2.2    Administration. This MSPP shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee has full discretionary authority to construe and interpret the provisions of this MSPP and make factual determinations hereunder, including the power to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their benefits under this MSPP and to remedy ambiguities, inconsistencies or omissions, and such determinations shall be binding on all parties. The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of this MSPP and as are consistent with the terms of this MSPP. The Committee may delegate all or any part of its powers, rights, and duties under this MSPP to such person or persons as it may deem advisable, and may engage agents to provide certain administrative services with respect to this MSPP. To enable the Committee to perform its duties, the Company and its subsidiaries and affiliates shall supply full and timely information to the Committee of all matters relating to the retirement, disability, death, or other cause for termination of employment of all Participants, and such other pertinent facts as the Committee may require.
3.    DEFERRED RSU AWARDS; MATCHING RSU AWARDS
3.1    Shares Subject to this MSPP.
(a)    Shares Available. Shares of common stock of the Company (“Shares”) issued pursuant to awards of Deferred RSUs and Matching RSUs (each as defined below) under this MSPP shall be issued from the Shares reserved for issuance under the LTIP.
(b)    Adjustments for Certain Corporate Transactions. In the event of any stock dividend or extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of Shares subject to the Plan and to any outstanding awards. If a majority of the Shares, which are of the same class as the Shares that are subject to outstanding awards, are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control (as defined in the LTIP)) shares of another company (the “New Shares”), the Committee may, in its sole discretion, unilaterally amend the outstanding awards to provide that such awards are settled in or exercisable for New Shares. In the event of any such amendment, the number of Shares subject to the outstanding awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Notwithstanding the foregoing, any fractional New Share resulting from an adjustment pursuant to this Section 3.1(b) shall be rounded down to the nearest whole number. The adjustments determined by the Committee pursuant to this Section 3.1(b) shall be final, binding and conclusive.
3.2    Annual Incentive Payment Conversion. A Participant may elect to convert (a “Conversion Election”) up to 100% of his or her annual incentive payment (“AIP”) (in increments of 1% or as otherwise determined by the Committee), payable under the Company’s applicable Annual Incentive Plan, into deferred RSUs (“Deferred Restricted Stock Units” or “Deferred RSUs”) which will result in the deferral of such compensation for a period of three (3) years, or such longer period as may be permitted by the Committee (the “Deferral Period”) from the date that amounts subject to such election would otherwise become payable (the “Conversion Date”) (any amount so elected to be converted pursuant to this MSPP is referred to herein as “Converted AIP”). To the extent applicable, Converted AIP is intended to conform to the requirements of Section 409A of the Code. The amount to be converted shall be stated as a percentage of any AIP payable during the Plan Year following the Plan Year of the Conversion Election. Each Conversion Election shall be provided by a Participant by June 30 of the Plan Year prior to the Plan Year in which the applicable AIP would otherwise be payable or by such other date selected by the Committee that complies with Section 409A, of the Code and any regulatory or other guidance issued thereunder, to the extent applicable, in such manner determined by the Committee. The initial Conversion Elections permitted under the Plan will relate to AIPs earned during the 2019 Plan Year and otherwise payable in the 2020 Plan Year.
3.3    Awards of Deferred RSUs and Matching RSUs.

(a)    Deferred RSU Awards. A Deferred RSU shall be a bookkeeping unit equivalent to one Share. Deferred RSUs shall not constitute actual stock and shall have no voting rights. On the Conversion Date, pursuant to the terms of an award agreement that is consistent with the Participant’s Conversion Election (an “Award Agreement”), the Company shall award Deferred RSUs to the Participant covering a number of Shares having an aggregate Fair Market Value on the Conversion Date equal to the amount of the Converted AIP (rounded down to the nearest whole Share, with any remaining cash payable to the Participant with his or her cash AIP) and withhold from the AIP otherwise payable an amount equal to the Fair Market Value (as defined below) of such Deferred RSUs on the Conversion Date. Any Deferred RSU granted to a Participant under this MSPP shall be credited to a Deferred RSU bookkeeping account maintained by the Company for such Participant.
(b)    Matching RSU Awards. In addition to the Deferred RSUs, on the Conversion Date, as part of the Award Agreement described in Section 3.3(a), the Company shall also award to the Participant, RSUs covering a number of Shares having an aggregate Fair Market Value on the Conversion Date equal to 30% of the Converted AIP (rounded down to the nearest whole Share) (“Matching Restricted Stock Units” or “Matching RSUs”). Matching RSUs shall not constitute actual stock and shall have no voting rights. Any Matching RSU granted to a Participant under this MSPP shall be credited to a Matching RSU bookkeeping account maintained by the Company for such Participant.
(c)    Vesting. Unless otherwise provided for in the terms of an Award Agreement, one-third of all Deferred RSUs and Matching RSUs shall vest on each of the first three anniversaries of the applicable Conversion Date, provided, however, that the Participant is employed by the Company or a subsidiary or an affiliate of the Company on the applicable vesting date. Notwithstanding the foregoing, all Deferred RSUs and Matching RSUs shall vest on the earliest of: (a) upon the Participant’s retirement on or after attainment of age 65, (b) the date of the Participant’s death, (c) the effective date of the Participant’s Permanent Disability (within the meaning of Section 409A of the Code and the regulations, notices and other guidance), or (d) as otherwise described in the applicable Award Agreement . All other terms and conditions of the Deferred RSUs and the Matching RSUs shall be as set forth in an applicable Award Agreement or in this MSPP or the LTIP.
(d)    Forfeiture. Upon a Participant’s termination of employment with the Company or a subsidiary or an affiliate of the Company, any Deferred RSUs and Matching RSUs that have not vested (after giving effect to any applicable accelerated vesting provisions in Section 3.3(c)) shall be immediately forfeited. Upon a Participant’s termination of employment by the Company or a subsidiary or an affiliate for Cause (as defined in the LTIP), all Deferred RSUs and Matching RSUs, whether or not vested, shall be immediately forfeited.
(e)    Employment Required. Notwithstanding anything herein to the contrary, a Participant must be employed by the Company or a subsidiary or an affiliate of the Company on the Conversion Date in order to receive an award of Deferred RSUs or Matching RSUs under this MSPP.
(f)    Fair Market Value. For purposes of this MSPP, “Fair Market Value” means, as of any date, the value of a Share or other property as determined by the Committee, in its discretion, subject to the following:
(i)    If, on such date, Shares are listed or traded on a national or regional securities exchange or market system, constituting the primary market for the Shares, the Fair Market Value of a Share shall be the closing sale price of a Share (or the mean of the closing bid and asked prices of a Share if the Shares are so quoted instead) on the determination date (or, if no sales occur on such date, on the last preceding date on which such sales of Shares are so reported) as quoted on such exchange and as reported in The Wall Street Journal, pink sheets or such other source as the Committee deems reliable.
(ii)    If, on such date, Shares are not listed or traded on a national or regional securities exchange or market system, the Fair Market Value of a Share shall be as determined by the Committee in its discretion using a reasonable method exercised in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and if it is determined by the Committee to be applicable, in any other manner permitted in accordance with Section 409A of the Code and the notices, rulings and regulations thereunder, or Section 422(b) of the Code and the notices, rulings and regulations thereunder, if applicable.
3.4    Dividend Equivalent Rights. Unless otherwise provided by the Committee, any awards of Deferred RSUs or Matching RSUs under this MSPP shall accrue dividend equivalents, subject to the same vesting schedule as the underlying Deferred RSUs or Matching RSUs. Unless otherwise provided by the Committee, such dividend equivalents shall be made (by regularly scheduled payroll or otherwise) as soon as practicable on or after the date on which such dividends are paid (and in no event later than 30 days after the date on which such dividends are paid), or if later, as soon as practicable on or after the date on which such dividend equivalents become vested. Any crediting of dividend equivalents may be subject to such restrictions and conditions as the Committee may establish in its discretion, including conversion into additional Deferred RSUs or Matching RSUs.
3.5    Modification of Conversion Election Prior to the Conversion Date. Conversion Elections shall be irrevocable, except that the Committee may, in its sole and absolute discretion, permit a Participant to withdraw the Conversion Election or reduce the Converted AIP prior to the Conversion Date, upon a finding that the Participant has suffered an Unforeseeable Emergency (as defined below). The dollar amount associated with such a reduction shall not exceed the amount required (including anticipated taxes on the distribution) to meet the emergency financial need and such amount shall not be reasonably available from other resources of the Participant

(including reimbursement or compensation by insurance, cessation of conversions under this MSPP, and liquidation of the Participant’s assets, to the extent liquidation itself would not cause severe financial hardship). If the Committee grants a withdrawal or reduction request pursuant to this Section 3.5, the Participant will not be allowed to enter into a new Conversion Election for the remainder of the Plan Year in which the withdrawal or reduction occurs or in the following Plan Year.
An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from:
(a)    Medical expenses resulting from a sudden unexpected illness or accident incurred by the Participant, his or her spouse, his or her beneficiary or his or her dependents (as defined in Section 152(a) of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) for employees of the Company);
(b)    Uninsured casualty loss pertaining to property owned by the Participant; or
(c)    Other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising from an event beyond the control of the Participant.
4.    TIME AND FORM OF PAYMENT.
4.1    Time and Form of Payment. Deferred RSUs shall be settled with the Participant (or his or her beneficiary) in the form of Shares as soon as practicable after the date on which the first of the following occurs: (a) the Deferral Period expires, (b) the Participant dies, (c) the Participant becomes “Permanently Disabled” (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder), (d) the Participant suffers an Unforeseeable Emergency or (e) the Participant experiences a “Separation from Service” (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder).
4.2    Specified Employees. Notwithstanding anything herein to the contrary, and subject to Section 409A of the Code to the extent Section 409A of the Code is applicable, payment under Section 4.1 shall not be made to any Participant who is a “Specified Employee” (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder) following the Participant’s Separation from Service before the date that is the earlier of: (i) six months after the date of such Participant’s Separation from Service or (ii) the Participant’s death.
5.    AMENDMENTS AND TERMINATION. The Company reserves the right to amend, modify, or terminate this MSPP (in whole or in part) at any time by action of the Board or the Committee, with or without prior notice. Except as described below in this Section 5 or in Section 6, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any amounts already deferred or credited hereunder or deemed earnings thereon, up to the point of amendment or termination, without the consent of the Participant. Subject to the above provisions, the Board shall have broad authority to amend this MSPP to take into account changes in applicable law, including but not limited to securities and tax laws and accounting rules.
6.    TAX COMPLIANCE.
6.1    Section 409A Compliance. To the extent that any award of Deferred RSUs or Matching RSUs constitutes deferred compensation subject to Section 409A of the Code, as determined by the Committee, the Award Agreement shall comply with the requirements of Section 409A of the Code in a manner as determined by the Committee in its sole discretion including, without limitation, using applicable definitions from Section 409A of the Code, such as a more restrictive definition of Change in Control to comply with Section 409A of the Code to the extent that it is more restrictive than as defined in the Plan. In addition, if any award constitutes deferred compensation under Section 409A of the Code (a “Section 409A Plan”), then the award shall be subject to the following requirements, if and to the extent required to comply with Section 409A of the Code and as determined by the Committee and specified in the Award Agreement:
(a)    Payments under the Section 409A Plan may not be made earlier than (i) the Participant’s Separation from Service, (ii) the date of the Participant’s Permanent Disability, (iii) the Participant’s death, (iv) a specified time (or pursuant to a fixed schedule) specified in the Award Agreement, (v) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (vi) the occurrence of an Unforeseeable Emergency;
(b)    The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;
(c)    Elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and
(d)    In the case of any Participant who is a Specified Employee, a distribution on account of a Separation from Service may not be made before the date which is six (6) months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

6.2    Interpretation; Amendment. If an award is subject to Section 409A of the Code, as determined by the Committee, the Committee may interpret or amend any award to comply with Section 409A of the Code without a Participant’s consent (even if such amendment would have an adverse effect on a Participant’s award) but the Committee shall not be under any obligation to make any such amendment. With respect to an award that is subject to Section 409A of the Code, the Board may amend or interpret the Plan as it deems necessary to comply with Section 409A of the Code, including, without limitation, limiting the Committee’s or Company’s discretion with respect to an award that constitutes deferred compensation to the extent it would violate Section 409A of the Code, and no Participant consent shall be required even if such an amendment would have an adverse effect on a Participant’s award.
6.3    No Liability. Nothing in this MSPP shall provide a basis for any person to take action against the Company or any subsidiary or an affiliate of the Company based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or award made under this MSPP, and neither the Company nor any of its subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his or her estate for any taxes, penalties or interest due on amounts paid or payable under this MSPP, including taxes, penalties or interest imposed under Section 409A of the Code or the law or legislation otherwise applicable to the Participant.
7.    MISCELLANEOUS.
7.1    Contractual Obligation. This MSPP shall create an unfunded, unsecured contractual obligation on the part of the Company to make payments and issue Shares under Deferred RSUs and Matching RSUs.
7.2    Unsecured Interest. No Participant or party claiming an interest in benefits of a Participant hereunder shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments or Shares under this MSPP, such right shall be equivalent to that of an unsecured general creditor of the Company. Each Participant, by participating hereunder, agrees to waive any priority creditor status with respect to any amounts due hereunder. The Company shall have no duty to set aside or invest any amounts credited to awards of Deferred RSUs or Matching RSUs awards under this MSPP.
7.3    Transferability. Except as provided in the applicable Award Agreement or otherwise required by law, awards shall not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any award be transferred in exchange for consideration.
7.4    Representations and Restrictions. The Committee may require each person acquiring Shares pursuant to an award to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Committee. The certificates for such Shares, if any, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares or other securities delivered under this MSPP shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission or other applicable securities commission, any stock exchange upon which the Shares are then listed, any applicable federal, state or foreign securities law and the Company’s insider trading policies, as revised from time to time, or such other similar Company policies, including but not limited to policies relating to blackout periods. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
7.5    No Right to Employment. Nothing contained in the Plan or in an Award Agreement shall confer upon any Participant receiving a grant of any award any right with respect to the continuation of his or her service with the Company (or any subsidiary or affiliate) or interfere in any way with the right of the Company (or subsidiary or affiliate), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any award.
7.6    Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes with respect to any award under this MSPP, the Participant shall pay to the Company or its subsidiary or affiliate, or make arrangements satisfactory to the Company or its affiliate regarding the payment of, any federal, state or local taxes which are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an award (including the issuance or other transfer of Shares) may be settled with Shares, including Shares that are part of, or are received upon conversion of, the award that gives rise to the withholding requirement. In no event shall the Fair Market Value of the Shares to be withheld and delivered pursuant to this Section 7.6 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld (or, in the discretion of the Committee, such higher statutory total tax as may be permitted under applicable accounting standards that would not result in an award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718 as a result of withholding Shares having a Fair Market Value in excess of the minimum statutory withholding requirement). The obligations of the Company under this MSPP shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Shares.
7.7    Governing Law. This MSPP shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

7.8    Successors. All obligations of the Company under this MSPP with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
7.9    Severability. In the event that any provision of this MSPP shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this MSPP, and this MSPP shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
8.    CLAIMS PROCEDURE.
8.1    Claim. The Committee shall establish rules and procedures to be followed by Participants and their beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proof necessary to establish the right to benefits in accordance with this MSPP, consistent with the remainder of this Section 8. Such rules and procedures shall require that claims and proof be made in writing and directed to the Committee.
8.2    Review of Claim. The Committee or its designee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of this MSPP and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.
8.3    Notice of Denial of Claim. In the event that any Participant, beneficiary or other claimant claims to be entitled to a benefit under this MSPP, and the Committee determines that such claim should be denied, in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial’ Such notification shall be written in a manner reasonably expected to be understood by such claimant, shall refer to the specific sections of the MSPP relied on, shall describe any additional material or information necessary for the claimant to perfect the claim, shall provide an explanation of why such material or information is necessary, and, where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.
8.4    Reconsideration of Denied Claim.
(a)    Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of this MSPP that the denial of such claim by the Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.
(b)    After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of the Committee’s decision shall be in writing and shall include specific reasons for the decision, shall be written in a manner reasonably calculated to be understood by the claimant, and shall identify specific references to the pertinent MSPP provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

PAR PACIFIC HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on May 7, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William Pate and James Matthew Vaughn, each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Par Pacific Holdings, Inc., to be held on May 7, 2019 at 1132 Bishop Street (25th Floor), Honolulu, Hawaii 96813, and at any adjournments or postponements thereof, as follows:

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR all nominees in the election of directors in proposal 1, FOR proposal 2, FOR proposal 3, and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any adjournment or postponement of said meeting.

(Continued and to be signed on the reverse side.)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at:
http://www.viewproxy.com/parpacific/2019

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL NOMINEES IN THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

Please mark your votes like this ☒

1. ELECTION OF DIRECTORS

Nominees:

01 Robert Silberman	06 Walter Dods
02 Melvyn Klein	07 Katherine Hatcher
03 Curtis Anastasio	08 Joseph Israel
04 Timothy Clossey	09 William Monteleone
05 L. Melvin Cooper	10 William Pate

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)

INSTRUCTIONS: To withhold authority to vote for any individual, mark, "For All Except" and write the nominee's name(s) on the line below.

____

I plan on attending the meeting ☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Date: ______________________________

____
Signature

____
Signature (if held jointly)

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership's name by authorized person.

Address Change/Comments: (If you noted any Address Changes and/or comments above, please mark the box.) ☐

CONTROL NUMBER

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▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when authorizing your proxy to vote by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALVote.come/PARR

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.